EXHIBIT 15.3

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Somekh Chaikin, Certified Public Accountants (Israel), a member firm of KPMG International, was previously the independent registered public accounting firm for RADCOM Ltd. (the “Company”), and reported on the financial statements of the Company for the years ended December 31, 2008 and 2007. On December 9, 2009 we were  dismissed. We have read the Company’s statements included under Item 16F of its December 31, 2009 Annual Report on Form 20-F, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International Tel-Aviv, Israel March 25, 2010